Exhibit 5.1

[LETTERHEAD OF CLIFFORD CHANCE US LLP]

December __, 2022

iStar Inc.

1114 Avenue of the Americas

39th Floor

New York, New York 10036

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have served as counsel to iStar Inc., a Maryland corporation (the “Company”), in connection with the registration of the shares (the “Shares”) of common stock of the Company (the “Common Stock”) to be issued by the Company in connection with the merger (the “Merger”) of Safehold Inc., a Maryland corporation (“SAFE”), with and into the Company, pursuant to the Agreement and Plan of Merger, dated as of August 10, 2022 (the “Merger Agreement”), by and between the Company and SAFE. The Shares are covered by the above-referenced Registration Statement (together with all amendments thereto, the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).

In rendering the opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate, including without limitation, resolutions adopted by the board of directors of the Company relating to, among other matters, the approval of the Merger Agreement, the Merger and the issuance of the Shares (the “Resolutions”). As to factual matters relevant to the opinions expressed below, we have, with your permission, relied upon certificates of the Company and public officials.

Based upon the foregoing and such examination of law as we have deemed necessary, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that:

1.     The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the State Department of Assessments and Taxation of the State of Maryland.

2.     The issuance of the Shares has been duly authorized and, when and if issued in connection with the Merger in accordance with the Resolutions and the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

iStar Inc. Page 2	December __, 2022

This foregoing opinion is based as to matters of law solely on the applicable provisions of the Maryland General Corporation Law, as amended, currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,